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Exhibit 99.1

[LOGO]	NEWS RELEASE
CONTACT: CHARLES J. KESZLER (972) 770-6495 Fax: (972) 770-6411

LONE STAR TECHNOLOGIES, INC. REPORTS SECOND QUARTER 2003 RESULTS

Dallas, TX, July 15, 2003—Lone Star Technologies, Inc. (NYSE: LSS; "Lone Star") reported a net loss of $9.2 million, or $.32 per diluted share, for the second quarter of 2003. This compares to a net loss of $7.9 million, or $.28 per diluted share, in the first quarter of 2003. The net loss for the first six months of 2003 was $17.1 million, or $.60 per diluted share. The net loss in the second quarter of 2003 was primarily attributable to higher steel costs, up 9% from the previous quarter, and lower-than-expected sales of oilfield tubular products for deep well drilling.

Second quarter 2003 revenues increased 10% to $141.3 million from the quarter ended March 31, 2003, with oilfield revenues up 22% to $98 million on 14% higher shipment volumes. Increased oilfield revenues were in part due to our recent acquisitions of the assets of Delta Tubular International (formerly known as Frank's Tubular International) and Delta Tubular Processing. Revenues from specialty tubing and flat rolled steel decreased 7% to $32.1 million, and 14% to $11.2 million, respectively, primarily as the result of low industrial demand associated with weak general economic conditions.

At June 30, 2003, Lone Star had $42.5 million of cash and cash equivalents on hand in addition to an unused $100 million revolving credit facility for total liquidity of approximately $142 million. Earnings before interest, taxes, depreciation and amortization were $0.2 million in the second quarter of 2003 and $1.3 million for the six months ended June 30, 2003. Please see the reconciliation of EBITDA to cash flows from operating activities on the second page.

Rhys J. Best, Chairman, President and Chief Executive Officer, stated, "While drilling activity continued to increase throughout the second quarter, the expansion was largely confined to shallow well drilling, resulting in substantially lower demand for our larger diameter premium alloy OCTG products than we had anticipated. This unusual recovery pattern, coupled with the sharp spike in steel costs, contributed to a disappointing quarter for us. However, we are optimistic that demand will increase for our high-strength premium OCTG used in deep wells in the second half of this year. The number of rigs drilling deep wells has jumped sharply over the past three weeks. As of last Friday, the active domestic rig count was 1065, and 150 of these rigs are engaged in drilling wells 15,000 feet and deeper, which is approximately a 20% rise over the second quarter average. Also, we expect our principal steel costs to decline by approximately 10% in the second half of this year from the second quarter. These positive trends, combined with the successful integration of Delta Tubular International and Delta Tubular Processing, position us for a stronger performance in the quarters ahead."

Lone Star Technologies, Inc.'s principal operating subsidiaries manufacture, market and provide custom services related to oilfield casing, tubing, couplings, and line pipe, specialty tubing products used in a variety of applications, and flat rolled steel and other tubular products.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

LONE STAR TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; $ and shares in millions, except per share data)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
Net revenues	$141.3	$150.1	$269.4	$273.3
Cost of goods sold	(137.9)	(141.2)	(261.7)	(259.4)

Gross profit	3.4	8.9	7.7	13.9
Selling, general and administrative expenses	(10.5)	(9.3)	(20.4)	(18.6)

Operating income (loss)	(7.1)	(0.4)	(12.7)	(4.7)
Interest income	0.3	0.7	0.7	1.2
Interest expense	(3.5)	(3.2)	(6.8)	(6.4)
Other income	1.1	0.6	1.8	1.0

Income (loss) before income tax	(9.2)	(2.3)	(17.0)	(8.9)
Income tax benefit (expense)	—	(0.1)	(0.1)	0.6

Net income (loss)	$(9.2)	$(2.4)	$(17.1)	$(8.3)

Depreciation & Amortization	6.2	5.3	12.2	10.7
Cash flows from operating activities	(56.1)	(1.8)	(40.6)	(7.1)
EBITDA	0.2	5.5	1.3	7.0
Per common share—basic:
Net income (loss) available to common shareholders	$(0.32)	$(0.08)	$(0.60)	$(0.31)

Per common share—diluted:
Net income (loss) available to common shareholders	$(0.32)	$(0.08)	$(0.60)	$(0.31)

Weighted average shares outstanding
Basic	28.4	27.6	28.4	26.4
Diluted	28.4	27.6	28.4	26.4
	($ in millions)
	For Quarter Ended June 30,				For the Six Months Ended June 30,
	2003		2002		2003		2002
Revenues by Segment	$	%	$	%	$	%	$	%
Oilfield Products	98.0	69	92.9	62	178.5	66	162.6	59
Specialty tubing products	32.1	23	44.2	29	66.6	25	87.0	32
Flat rolled steel and other products	11.2	8	13.0	9	24.3	9	23.7	9

Consolidated net revenues	141.3	100	150.1	100	269.4	100	273.3	100

	(in tons)
	For Quarter Ended June 30,				For the Six Months Ended June 30,
Shipments by Segment	2003	%	2002	%	2003	%	2002	%
Oilfield Products	134,000	69	142,000	64	251,400	66	253,500	64
Specialty tubing products	27,300	14	39,000	18	56,400	15	72,500	18
Flat rolled steel and other products	33,600	17	39,700	18	70,400	19	71,500	18

Total shipments	194,900	100	220,700	100	378,200	100	397,500	100

Reconciliation of EBITDA to Cash Flows from Operations:
	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
Cash flows from operating activities	$(56.1)	$(1.8)	$(40.6)	$(7.1)
Non-cash charge for stock compensation	(0.5)	(0.4)	(0.5)	(0.7)
Gain on sale of property	—	—	0.4	—
Changes in working capital	19.4	3.4	4.4	9.7
Other balance sheet changes	34.2	1.7	31.4	0.5
Interest expense, net	3.2	2.5	6.1	5.2
Income tax expense	—	0.1	0.1	(0.6)

EBITDA	$0.2	$5.5	$1.3	$7.0

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  Exhibit 99.1
LONE STAR TECHNOLOGIES, INC. REPORTS SECOND QUARTER 2003 RESULTS
LONE STAR TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF INCOME (Unaudited; $ and shares in millions, except per share data)